Exhibit 10.19

Patent and know-how licence agreement

between

SRS Space Limited

and

AST & Science LLC

[***] Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

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CONTENTS

CLAUSE

1.	Interpretation	4
2.	Grant of licence	7
3.	Provision of further know-how	7
4.	Provision of technical assistance	8
5.	Improvements; Major Enhancements	8
6.	Confidentiality	9
7.	Recordal of licence	11
8.	Equity Award, Annual Licence Fee and Royalty	11
9.	Protection of the Patents and Licensed Know-how	12
10.	Liability, indemnity and insurance	14
11.	Additional licensee obligations	16
12.	Sub-licensing	17
13.	Warranties	17
14.	Assignment and other dealings	18
15.	Duration and termination	18
16.	Consequences of termination	19
17.	Further assurance	20
18.	Waiver	20
19.	Entire agreement	20
20.	Variation	21
21.	Severance	21
22.	Counterparts	21
23.	Third party rights	21
24.	No partnership or agency	22

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25.	Force majeure	22
26.	Notices	22
27.	Inadequacy of damages	24
28.	Multi-tiered dispute resolution procedure	24
29.	Governing law	24
30.	Jurisdiction	24

SCHEDULE

Schedule 1	The Patents
Schedule 2	Common Share Option Certificate

ANNEX

ANNEX A	Document identifying Licensed Know-how

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This Licence Agreement is dated June 21, 2019

Parties

(1)	SRS SPACE LIMITED incorporated and registered in Ireland whose registered office is at 12 The Ceders, Castlejane Woods, Glanmire, Cork (Licensor).

(2)	AST & Science LLC incorporated and registered in the State of Delaware, USA whose registered office is at 2901 Enterprise Lane, Midland, Texas 79706 (Licensee)

RECITALS

WHEREAS, the Parties entered into a letter agreement dated August 22, 2018 (the “Letter Agreement”) that describes Licensor’s obligation to modify its intellectual property for use by Licensee in the Field of Use (as that term is defined below). Upon Final Acceptance (as that term is defined herein) of such modifications by Licensee in accordance with Section 1(f)(iii) of the Letter Agreement, Licensee agrees to pay Licensor the remaining balance of the Fees (as that term is defined in the Letter Agreement) due thereunder.

WHEREAS, such modifications by the Licensor will produce the Patents and Licensed Know-how (as such terms are defined below). The Licensor is the owner of the Patents and Licensed Know-how.

WHEREAS, the Licensee wishes to use the Patents and Licensed Know-how in the Territory in relation to the Products (as such terms are defined below), and the Licensor is willing to grant the Licensee an exclusive license to use the Patents and Licensed Know-how on the terms and subject to the conditions of this license agreement (the “License Agreement”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, by their authorized signatures below, hereby agree to the terms and conditions set forth below. AGREED TERMS

1.	Interpretation

The following definitions and rules of interpretation apply in this License Agreement.

1.1	Definitions:

Acceptance Date: the date on which Licensee provides Final Acceptance of the Modified Software to Licensor.

Annual Licence Fee: the sum of US$[***] payable by the Licensee to the Licensor in each Contract Year in accordance with Section 8.2.

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Business Day: a day other than a Saturday, Sunday or public holiday in Ireland.

Contract Year: for the first Contract Year, means the period commencing on the Acceptance Date and ending on the last calendar day of the twelfth (12th) full month after the Acceptance Date; for all subsequent Contract Years, means a one (1) year period commencing on the first (1st) calendar day of the first (1st) full month following the anniversary of the Acceptance Date.

Effective Date: the date of this License Agreement.

Field of Use: [***]

Final Acceptance: has the meaning set forth in Section 8.2.

Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

Group Company: in relation to a company, any member of its Group.

Improvement: any improvement, enhancement or modification to the technology that is the subject of the Patents or the Licensed Know-how.

Licensed Know-how: the know-how identified at ANNEX A, signed by the Parties to this License Agreement and annexed to this License Agreement.

Modified Software: has the meaning ascribed in the Letter Agreement.

Monthly Royalty Amount: has the meaning given to it in Section 8.3.

Licensed User: means any person to whom a sub-licence to use the Patents must be granted to allow them to operate a network incorporating the Products accessed by Subscribed Users.

Party: Licensor or Licensee individually, and collectively the “Parties.”

Patents: the patents and patent applications, short particulars of which are set out in the Schedule 1, including any future divisionals, re-issues, re-examinations (including patents certified under any post-grant review), continuations and continuations-in-part thereof and any other patent or patent application throughout the world claiming priority through unbroken lineage to any of the foregoing.

“Patent Challenge” means any challenge to the validity, patentability, enforceability and/or non-infringement of any of the Patents or otherwise opposing any of the Patents through a legal or administrative proceeding.

Products: means a global satellite network for cellular services in the Field of Use which utilises technology within the claim of the Patents and any other products or services which utilise technology falling within the scope of any of the claims of any of the Patents.

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Quarterly Periods: means the four (4) periods of three (3) consecutive full months during a Contract Year. The first Quarterly Period for the first Contract Year shall commence on the first (1st) calendar day of the first (1st) full month following the Acceptance Date.

Subscribed User: means an individual who is entitled to access the Products pursuant to a subscription for which a fee (whether up front or on-going) is paid.

Territory: Worldwide

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this License Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this License Agreement and shall have effect as if set out in full in the body of this License Agreement. Any reference to this License Agreement includes the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in the Section 7 and Section 8 of the Companies Act 2014.

1.7	References to Sections and Schedules are to the Sections and Schedules of this License Agreement.

1.8	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.9	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.10	This License Agreement shall be binding on, and enure to the benefit of, the Parties to this License Agreement and their respective personal representatives, successors and permitted assigns, and references to any Party shall include that Party’s personal representatives, successors and permitted assigns.

1.11	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

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1.12	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.13	A reference to writing or written includes email.

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of licence

2.1	Subject to Section 2(b) of the Letter Agreement and Section 8.4, the Licensor hereby grants to the Licensee an exclusive licence under the Patents and the Licensed Know-how in the Field of Use to integrate in the manufacture of, use, and resell or otherwise supply, Products in the Territory.

2.2	The Licensee shall not enter into negotiations with any other party for the license of the Patents and/or the Licensed Know-how (including any Improvements to the Patents and/or Licensed Know-how) in the Field of Use without prior written approval from Licensor.

2.3	It is agreed by the Parties that nothing in this License Agreement shall confer any interest in the Licensor’s background intellectual property (“Background IP”) on Licensee other than a license to use the Background IP to the extent necessary to use the Patents and Licensed Know-how in accordance with this License Agreement. Licensor shall be free to transfer, license, or otherwise deal in the Background IP as it sees fit and to defend, settle, or compromise any claims in relation to the same.

3.	Provision of further know-how

3.1	The Licensor shall make available to the Licensee such further know-how relating to the integration in the manufacture, use, and resale of the Products as the Licensor is at liberty to disclose and, in the opinion of the Licensor, is reasonably necessary for such purposes.

3.2	The know-how supplied by the Licensor pursuant to Section 3.1 shall be used by the Licensee only for the purpose of the manufacture of Products in the Territory and shall be subject to the provisions of Section 6.

3.3	The know-how supplied by the Licensor under Section 3.1 shall, where it has been identified by describing and recording it when provided to the Licensee, be deemed to be part of the Licensed Know-how.

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3.4	Nothing in this License Agreement shall constitute any representation or warranty that the Licensed Know-how or any other know-how supplied to the Licensee pursuant to Section 3 is accurate, up to date, complete, or relevant to the Patents or the manufacture of the Products.

4.	Provision of technical assistance

4.1	As part of the Annual License Fee paid to Licensor as set forth in Section 8.2, Licensor shall provide such commercial and technical support as is reasonably required by Licensee for the use of the Patents and Licensed Know-how, including maintenance of the Patents and Licensed Know-how and all related support during LTE release changes. At the direction of Licensor, Licensee shall work with Licensor’s third party eNobe provider to implement the Patents and Licensed Know-how, including delivering to such third party the Patents and Licensed Know-how and any authorization codes and Documentation needed by Licensor to utilize the licenses granted hereunder.

4.2	Nothing in this License Agreement shall constitute any representation or warranty that the technical assistance made available to the Licensee pursuant to Section 4.1 shall result in the Licensee being successful in the creation of the Products or achieving any particular rate, cost or quality of production.

5.	Improvements; Major Enhancements

5.1	If either Party makes, devises, discovers, or otherwise acquires rights in, any Improvement, such Party shall, to the extent that it is not prohibited by law or by any obligation to any other person (other than to a Group Company), promptly notify the other Party in writing giving details of the Improvement, and shall, if the other Party so requests, provide such further information as is reasonably required to be able to evaluate the Improvement effectively.

5.2	Information provided by the Licensor to the Licensee under Section 5.1 shall be subject to the provisions of Section 6.

5.3	If either Party makes, devises, discovers or otherwise acquires rights in any Improvement, it shall enter into good faith negotiations with a view to granting to the other Party a right to use such Improvement in the Territory on terms to be agreed between the Parties.

5.4	In the event that Licensee desires for Licensor to modify the Patents and/or Licensed Know-how in a material manner beyond Licensor’s maintenance obligations set forth in Section 4.1, the Parties shall execute a separate statement of work for such modifications.

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6.	Confidentiality

6.1	“Confidential Information” means all confidential information (however recorded or preserved) disclosed by one Party or its Representatives (as defined below) to the other Party or its Representatives in connection with this License Agreement, including:

	(a)	the terms of this License Agreement;

	(b)	the Licensed Know-how and any Improvements;

	(c)	all other know-how relating to the manufacture or sale of the Products;

	(d)	any information (whether or not technical) that would be regarded as confidential by a reasonable business person.

“Representatives” means, in relation to a Party, its employees, officers, representatives and advisers.

6.2	The provisions of this Section 6 shall not apply to any Confidential Information that:

	(a)	is or becomes generally available to the public (other than as a result of its disclosure by the one Party or its Representatives in breach of this Section);

	(b)	was available to the non-disclosing Party on a non-confidential basis before disclosure by the disclosing Party;

	(c)	was, is or becomes available to one Party on a non-confidential basis from a person who, to such Party’s knowledge, is not bound by a confidentiality agreement with the other Party or otherwise prohibited from disclosing such information;

	(d)	the Parties agree in writing is not confidential or may be disclosed; or

	(e)	a Party is required to disclose in order to comply with, or take the benefit of, Section 7.

6.3	Each Party shall keep the other Party’s Confidential Information confidential and shall not:

	(a)	use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this License Agreement (the “Permitted Purpose”); or

	(b)	disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this Section 6.

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6.4	A Party may disclose the Confidential Information to those of its Representatives who need to know such Confidential Information for the Permitted Purpose, provided that:

(a) it informs such Representatives of the confidential nature of the Confidential Information before disclosure; and

(b) it procures that its Representatives shall, in relation to any Confidential Information disclosed to them, comply with the obligations set out in this Section 6 as if they were a party to this License Agreement, and at all times, it is liable for the failure of any Representatives to comply with the obligations set out in this Section 6.

6.5	A Party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Section 6.5, it takes into account the reasonable requests of the non-disclosing Party in relation to the content of such disclosure.

6.6	Each Party reserves all rights in its Confidential Information. No rights or obligations in respect of the Confidential Information other than those expressly stated in this License Agreement are granted to the other Party, or to be implied from this License Agreement.

6.7	On termination or expiration of this License Agreement, each Party shall:

(a) destroy or return to the other Party all documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(b) erase all the Confidential Information from its computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable); and

(c) certify in writing to the other Party that it has complied with the requirements of this Section, provided that it may retain documents and materials containing, reflecting, incorporating or based on the Confidential Information to the extent required by law or any applicable governmental or regulatory authority. The provisions of this Section shall continue to apply to any such documents and materials retained by such Party, subject to Section 15.

6.8	The provisions of this Section 6 shall continue to apply after the expiry or earlier termination of this License Agreement.

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7.	Recordal of licence

7.1	The Licensee shall, at its own cost, promptly record the licence granted to it in Section 2 in the relevant registries in the Territory.

7.2	The Licensor shall provide reasonable assistance, at the Licensee’s cost, to enable the Licensee to comply with Section 7.1.

8.	Equity Award, Annual Licence Fee and Royalty

8.1	Promptly following the Effective Date, the Licensee will provide the Licensor with equity compensation in a form of a share option for [***] common shares (“Equity Compensation”). The Equity Compensation will represent approximately [***]% of the Licensee’s outstanding shares (as of the date of the Letter Agreement) (Founder Shares and the conversion of Series A Preferred Shares) and Licensee’s share option pool. Such Equity Compensation shall vest in accordance with the timing set forth in the Common Share Option Certificate, attached herein as Schedule 2.

The Licensee does not warrant the ultimate value of this Equity Compensation, if and when realized.

8.2	Notwithstanding the Section 2(a)(i) of the Letter Agreement, within sixty (60) days after Final Acceptance of the Modified Software by Licensee, Licensee shall pay to the Licensor [***] ([***]%) of the Annual License Fee. “Final Acceptance” means Licensee acceptance, in Licensee sole discretion, that the Modified Software has successfully demonstrated in testing conducted by Licensee (with cooperation as needed from Licensor) that the Modified Software will operate with Licensee’s Blue Walker 1 satellite. For the remainder of the first Contract Year, Licensee will pay the remaining [***] ([***]%) of the Annual License Fee in three (3) equal instalments by the last day of the next three (3) Quarterly Periods following the initial payment. For all subsequent Contract Years, AST shall pay the Licensor the Annual License Fee of $[***] in four (4) equal instalments by the last day of each Quarterly Period during such Contract Year.

8.3	The Licensee shall pay to the Licensor a royalty fee during the license period term (the “Monthly Royalty Amount”). The Monthly Royalty Amount will be calculated by [***].

8.4	In the event that Licensee does not pay Licensor the Annual License Fee when it falls due for payment as set forth in Section 8.2, the license granted to Licensee in Section 2 shall convert to a non-exclusive license. For the avoidance of doubt, the Annual Licence Fee shall continue to be payable by the Licensee following the conversion to a non-exclusive license and the Licensor shall continue to have the remedies available to it under Section 15.2.

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8.5	Royalties and any other sums payable under this License Agreement shall be paid in US$ to the credit of a bank account to be designated in writing by the Licensor.

8.6	Royalties payable under this License Agreement shall be paid within forty-five (45) days of the end of each successive Quarterly Period.

8.7	At the same time as payment of the Monthly Royalty Amount, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such Monthly Royalty Amount payable and in particular: [***]

8.8	The Licensee shall keep proper records and books of account showing [***]. Such records and books shall be kept separate from any records and books not relating solely to the Products and Subscribed Users and be open during normal business hours to inspection and audit by the Licensor (or its authorised representative), who shall be entitled to take copies of or extracts from them. If such inspection or audit should reveal a discrepancy in the Monthly Royalty Amount paid from those payable under this License Agreement, the Licensee shall make up the shortfall and reimburse the Licensor in respect of any professional charges incurred for such audit or inspection. Such right of inspection of the Licensor shall remain in effect for a period of one year after the termination of this License Agreement. The inspection and audit rights described herein are subject to the following: (1) Licensor shall only be permitted to conduct one inspection/audit per year commencing on the first anniversary of the Effective Date; (2) Licensor shall give Licensee thirty (30) days written notice prior to any inspection/audit; (3) any authorised representative used by Licensor to conduct an inspection/audit must execute a confidentiality agreement acceptable to Licensee and shall not be a competitor of Licensee (as determined by Licensee in its sole discretion); and (4) Licensor (or its authorised representative) shall not disrupt Licensee’s business operations during an inspection/audit.

8.9	The provisions of this Section 8 shall remain in effect notwithstanding termination or expiry of this License Agreement until the settlement of all subsisting claims by the Licensor in effect prior to termination or expiration of this License Agreement.

9.	Protection of the Patents and Licensed Know-how

9.1	The Licensee shall promptly notify the Licensor in writing, giving full particulars, if any, of the following matters come to its attention:

(a) any actual, suspected or threatened infringement of any of the Patents;

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	(b)	any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of the Licensed Know-how;

	(c)	any actual or threatened claim that any of Patents is invalid;

	(d)	any actual or threatened opposition to any of the Patents;

	(e)	any claim made or threatened that exploitation of any of the Patents or the Licensed Know-how infringes the rights of any third party;

	(f)	any person applies for, or is granted, a patent by reason of which that person may be, or has been, granted, rights which conflict with any of the rights granted to the Licensee under this agreement;

	(g)	any application is made for a compulsory licence under any Patent; or

	(h)	any other form of attack, charge or claim to which the Patents or Licensed Know-how may be subject.

9.2	In respect of any of the matters listed in Section 9.1:

	(a)	the Licensor and the Licensor shall seek to agree what action, if any, to take;

	(b)	the Parties shall jointly have control over, and conduct of, all claims and proceedings;

	(c)	each Party shall provide the other Party with all assistance that it may reasonably require in the conduct of any claims or proceedings; and

	(d)	the Parties shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action in equal proportions.

9.3	If the Parties cannot agree on the course of action to take in relation to a third party infringement of any of the Patents in the Territory which interferes materially in Licensee’s business in the Products, subject to receiving advice from experienced patent counsel that infringement proceedings stand a reasonable chance of success, Licensee may commence proceedings and may require Licensor to lend its name to such proceedings and provide reasonable assistance. Licensor shall promptly reimburse Licensee for all such reasonable costs and expenses incurred by Licensee, including reasonable attorneys’ fees. The Licensor shall obtain and maintain a global intellectual property and trade secret insurance policy in relation to the Patents and Licensed Know-How and shall have the Licensee noted on the policy as a beneficiary. The Licensor shall provide a copy of the certificate of insurance to the Licensee on request. The Parties shall bear the cost of the insurance in equal proportions and the Licensee shall pay the Licensor its share of the insurance premium within 30 days of the Licensor providing the Licensee with a statement from the insurer setting out the premium. The Licensee’s obligation to pay the Monthly Royalty Amount to the Licensor shall be suspended during any period in which there is no insurance policy in place in accordance with the terms of this Clause.

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9.4	Nothing in this License Agreement shall constitute any representation or warranty that:

(a) any Patent is valid or relevant to the Products;

(b) any Patent (if a patent application) shall proceed to grant or, if granted, shall be valid; or

(c) the exercise by the Licensee of rights granted under this License Agreement will not infringe the rights of any person.

9.5	In the event that the Patents and Licensed Know-how include Licensee intellectual property, including but not limited to Doppler compensation, delay equalization or the overall system, both Parties will work in good faith to protect and coordinate the defense of the Patents, Licensed Know-how, and Licensee intellectual property, and to enhance enforcement of the Patents and Licensed Know-how in coordination with Licensee patents and trade secrets. All publication or announcement of the Patents and Licensed Know-how requires mutual consent and coordination, and if any, shall clearly indicate the nature of the exclusive license agreement of the Patents and Licensed Know-how to Licensee.

10.	Liability, indemnity and insurance

10.1	EXCEPT FOR LICENSOR’S OBLIGATIONS AS SET FORTH IN SECTION 10.2 (INDEMNITY) AND EACH PARTY’S OBLIGATIONS AS SET FORTH IN SECTION 6 (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT AND NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE GREATER OF TWO TIMES THE AMOUNT FEES PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

10.2	Indemnity.

(a) Infringement Indemnity. Licensor agrees to defend, indemnify and hold harmless Licensee, Licensee’s Affiliates and their employees, directors, shareholders and Agents (collectively the “Indemnified Group”) from and against any expense, cost, damage, loss, fine, penalty, liability or judgment, and settlements thereof, including reasonable attorneys’ fees, suffered or incurred by the Indemnified Group as a result of any claim, demand, action, arbitration, suit or similar proceeding brought or asserted against one or more members of the Indemnified Group by any third party (hereafter “Claim”) alleging that the Patents and/or Licensed Know-how, or the use of the Patents and/or Licensed Know-how by Licensee or a Licensee affiliate in accordance with the license granted under this License Agreement infringes or misappropriates any patent, trademark, copyright, trade secret or other proprietary right of such third party.

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	(b)	Infringement Remedies. If a third party Claim causes Licensee’s or a Licensee affiliate’s quiet enjoyment and use of the Patents and/or Licensed Know-how to be endangered or disrupted, Licensor shall, in a timely manner, at its sole expense and in addition to its obligations under Section 10.2(a):

(i) modify or replace the Patents and/or Licensed Know-how so that the Patents and/or Licensed Know-how as a whole are no longer infringing, provided that the Patents and/or Licensed Know-how (as so modified or replaced) is functionally equivalent in all material respects and is not changed adversely in any material respect; or

(ii) procure for Licensee and Licensee’s affiliates the right to continue using the Patents and/or Licensed Know-how; or

(iii) if neither of the foregoing is, in Licensor’s reasonable opinion, commercially reasonable, request Licensee to remove the Patents and/or Licensed Know-how and promptly reimburse the Indemnified Group for all amounts paid hereunder for and in connection with the Patents and/or Licensed Know-how, its use, maintenance, and cessation of use, including all monies paid or reasonable expenses incurred by Licensee and Licensee’s affiliates.

10.3	If any third party makes a claim, or notifies an intention to make a claim, against the Licensee which may reasonably be considered likely to give rise to a liability under this indemnity (a Claim), the Licensee shall:

	(a)	as soon as reasonably practicable, give written notice of the Claim to the Licensor, specifying the nature of the Claim in reasonable detail;

	(b)	not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the Licensor (such consent not to be unreasonably conditioned, withheld or delayed);

	(c)	give the Licensor and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Licensee, so as to enable the Licensor and its professional advisers to examine them and to take copies (at the Licensor’s expense) for the purpose of assessing the Claim; and

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(d) take such action as the Licensor may reasonably request to avoid, dispute, compromise or defend the Claim.

Failure to give such notice shall not abrogate or diminish Licensor’s obligations under Section 10.2 if Licensor has or receives knowledge of the existence of such Claim by any other means, or if such failure does not materially prejudice Licensor’s ability to defend the same.

10.4	The Licensee shall, at its expense, carry premises liability insurance, comprehensive general liability insurance coverage of US$[***] per occurrence with a $[***] limit for a total amount of $[***]. The Licensee shall ensure that such insurance policy remains in effect throughout the duration of this License Agreement, and shall supply the Licensor with a copy of such policy on request.

10.5	Nothing in this License Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence.

11.	Additional licensee obligations

11.1	The Licensee shall:

(a) obtain at its own expense all licences, permits and consents necessary for the provision of the Products in the Territory;

(b) only make use of the Patents and the Licensed Know-how for the purposes authorised in this License Agreement;

(c) comply with all regulations and practices in force or use in the Territory to safeguard the Licensor’s rights in the Patents and the Licensed Know-how; and

(d) obtain any Government approval required for this License Agreement in any country in the Territory or the country of the Licensee, before the Effective Date and shall provide the Licensor with a copy of such approval.

11.2	The Licensee shall not, nor directly or indirectly assist any other person to do or omit to do anything to diminish the rights of the Licensor in the Patents or the Licensed Know-how or impair any registration of the Patents.

11.3	The Licensee acknowledges and agrees that the exercise of the licence granted to the Licensee under this License Agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the Territory, and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

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12.	Sub-licensing

The Licensee shall have the right to grant to Licensed Users a sub-licence of any of its rights under this License Agreement solely to the extent necessary for them to access and use the Products provided that all sub-licences granted shall terminate automatically on termination or expiry of this License Agreement.

13.	Warranties

13.1	Authority. Each Party represents and warrants that it has: (a) all requisite legal and corporate power to execute and deliver this License Agreement, (b) taken all corporate action necessary for the authorization, execution and delivery of this License Agreement, (c) no agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this License Agreement, (d) obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted under this License Agreement, and (e) taken all action required to make this License Agreement a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

13.2	Performance. Licensor represents and warrants that the Patents and License Know-how will conform to the specifications and Documentation of Licensor (incorporated herein) and the Acceptance Criteria.

13.3	No Infringement. Licensor represents and warrants to Licensee that:

(a) Licensor owns all right, title and interest in and to the Patents and License Know-how and has the full legal right to grant the License in accordance with this License Agreement;

(b) entering into and carrying out the terms and conditions of this License Agreement will not violate or constitute a breach of any agreement binding upon Licensor;

(c) as of the date on which Licensor delivers the Patents and License Know-how (and also on the date of delivery of each update and upgrade) there is no claim, litigation or proceeding pending or (to the best of Licensor’s knowledge) threatened against Licensor with respect to the Patents and License Know-how or any component thereof alleging infringement or misappropriation of any patent, trademark, copyright or any trade secret or other proprietary right of any person or entity; and

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(d) neither the Patents and License Know-how nor any use by Licensee or Licensee’s affiliates of the Patents and License Know-how does or will infringe or misappropriate in any respect any patent, trademark, copyright, trade secret or other proprietary right of any third party.

13.4	Compliance with Laws. Licensor represents and warrants that in the performance of this License Agreement, Licensor, and the Patents and License Know-how provided hereunder, will comply with applicable laws, rules and regulations of applicable jurisdictions that are applicable to Licensor in performing its obligations to Licensee or that would be applicable to Licensee if Licensee were performing those obligations using its own employees and assets.

13.5	Personnel. Licensor warrants that each of its employees, agents or representatives assigned to perform hereunder (“Personnel”) shall have proper skill, training and background and shall perform in a competent and professional manner.

14.	Assignment and other dealings

14.1	Reserved.

14.2	Subject to the Licensee’s written consent, which shall not be unreasonably withheld, the Licensor may at any time assign, mortgage, charge, declare a trust over or deal in any other manner with any or all of its rights and obligations under this License Agreement provided that the Licensor gives written notice of such dealing to the Licensee.

14.3	Subject to the Licensee’s written consent, which shall not be unreasonably withheld, the Licensor may sub-contract or delegate in any manner any or all of its obligations under this License Agreement to any third party.

14.4	The Licensee shall, at the Licensor’s request, execute any agreements or other instruments (including any supplement or amendment to this License Agreement) which may be required in order to give effect to or perfect any assignment, transfer, mortgage, charge or other dealing referred to in Section 14.2.

15.	Duration and termination

15.1	This License Agreement shall come into force on the Effective Date and, unless terminated earlier in accordance with Section 15.2, shall remain in force until Licensee notifies Licensor of its intent to terminate the License Agreement and does not pay the Annual License Fee for the upcoming Contract Year.

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15.2	Without prejudice to any rights that have accrued under this License Agreement or any of its rights or remedies, the Licensor may terminate this License Agreement immediately by giving written notice to the Licensee if any of the following circumstances occurs:

	(a)	the Licensee fails to pay any undisputed amount due under this License Agreement on the due date for payment and remains in default not less than thirty (30) days after being notified in writing to make such payment;

	(b)	the Licensee commits a breach of any other material term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of sixty (60) days after being notified in writing to do so;

	(c)	the Licensee suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts;

	(d)	the Licensee takes any step or action for or in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent amalgamation or restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent amalgamation or restructuring), having a receiver appointed to any of its assets or ceasing to carry on business, or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

	(e)	the Licensee suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

	(f)	the Licensee brings forth a Patent Challenge.

16.	Consequences of termination

16.1	On expiry or termination of this License Agreement for any reason and subject to any express provisions set out elsewhere in this License Agreement:

	(a)	all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;

	(b)	all rights and licences granted pursuant to this License Agreement shall cease;

	(c)	subject to Section 16.2, the Licensee shall cease all exploitation of the Patents, the Licensed Know-how and any other know-how provided by the Licensor to the Licensee, except insofar as such Licensed Know-how and other know-how ceases or has ceased to be confidential, unless this is or was as a consequence of the default of the Licensee;

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(d) the Licensee shall co-operate with the Licensor in the cancellation of any licences registered pursuant to this License Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation.

16.2	On expiry or termination of this License Agreement for any reason other than termination by the Licensor under any right provided by Section 15.2 the Licensee shall for a period of 30 days after the date of termination have the right to continue to supply the Products, provided that any additional royalty payable under the provisions of Section 8 (Royalty) is paid to the Licensor within 60 days after termination.

16.3	Any provision of this License Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this License Agreement shall remain in full force and effect.

16.4	Termination or expiry of this License Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the License Agreement which existed at or before the date of termination or expiry.

17.	Further assurance

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this License Agreement.

18.	Waiver

No failure or delay by a Party to exercise any right or remedy provided under this License Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

19.	Entire agreement

19.1	This License Agreement and the Letter Agreement constitute the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. In the event of a conflict between the terms of this License Agreement and the Letter Agreement, this License Agreement shall control.

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19.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this License Agreement or the Letter Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this License Agreement or the Letter Agreement.

20.	Variation

No variation of this License Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

21.	Severance

21.1	If any provision or part-provision of this License Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Section shall not affect the validity and enforceability of the rest of this License Agreement.

21.2	If one Party gives notice to the other of the possibility that any provision or part-provision of this License Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

22.	Counterparts

This License Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.	Third party rights

No one other than a Party to this License Agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

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24.	No partnership or agency

24.1	Nothing in this License Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.

24.2	Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

25.	Force majeure

Neither Party shall be in breach of this License Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this License Agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed. If the period of delay or non-performance continues for 12 weeks, the Party not affected may terminate this License Agreement by giving 14 days’ written notice to the affected Party.

26.	Notices

26.1	A notice given to a Party under or in connection with this License Agreement:

(a) shall be in writing

(b) shall be signed by or on behalf of the Party giving it;

(c) shall be sent to the Party for the attention of the contact and at the address, email address, listed in Section 26.2, or such other address, email address, as that Party may notify in accordance with Section 26.3;

(d) shall be sent by a method listed in Section 26.4; and

(e) unless proved otherwise is deemed received as set out in Section 26.4 if prepared and sent in accordance with this Section.

26.2	The addresses, and email addresses for service of notices are:

	●	Licensor

		●	Address: 12 The Ceders, Castlejane Woods, Glanmire

		●	For the attention of: Paul Sutton

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	●	Email address:

●	Licensee

	●	Address: 2901 Enterprise Lane, Midland, Texas 79706

	●	For the attention of: Abel Avellan

	●	Email address:

26.3	A Party may change its details given in Section 26.2 by giving notice, the change taking effect for the Party notified of the change at 9.00am on the later of:

	(a)	the date, if any, specified in the notice as the effective date for the change; or

	(b)	the date five Business Days after deemed receipt of the notice.

26.4	This Section sets out the delivery methods for sending a notice to a Party under this License Agreement and, for each delivery method, the date and time when the notice is deemed to have been received, provided that all other requirements of this Section have been satisfied and subject to the provisions in Section 26.5:

	(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

	(b)	if sent by pre-paid airmail providing proof of postage, at 9.00am on the fifth Business Day after posting; or

	(c)	if sent by email, at the time of transmission.

26.5	For the purpose of Section 26.4 and calculating deemed receipt:

	(a)	all references to time are to local time in the place of deemed receipt; and

	(b)	if deemed receipt would occur outside ordinary business hours, at 9.00am on the next Business Day.

26.6	This Section does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

26.7	A notice given under or in connection with this License Agreement is not valid if sent by email.

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27.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Licensor may have, the Licensee acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this License Agreement by the Licensee. Accordingly, the Licensor shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this License Agreement.

28.	Multi-tiered dispute resolution procedure

28.1	Subject as may be provided elsewhere in this License Agreement, all disputes, differences or questions arising in relation to this License Agreement shall be referred in the first instance to the managing director of the Licensor and the managing director of the Licensee, who shall meet together and attempt to settle the dispute between themselves (acting in good faith) within one calendar month.

28.2	If the managing directors fail to resolve the matter within one calendar month, the Parties will attempt to settle it by mediation and the mediation will start, unless otherwise agreed between the Parties, within 28 days of one Party issuing a request to mediate to the other.

28.3	Unless otherwise agreed between the Parties, the mediator will be nominated by Irish Commercial Mediation Association. The mediation will take place in Cork and the language of the mediation will be English. Any Mediation Agreement shall be governed by, and construed and take effect in accordance with, the substantive laws of the United Kingdom.

28.4	No Party may commence any court proceedings under Section 30 in relation to the whole or part of the Dispute until 48 days after service of the ADR notice, provided that the right to issue proceedings is not prejudiced by a delay.

28.5	If the dispute is not settled by mediation within 14 days of commencement of the mediation or within such further period as the Parties may agree in writing, either Party may issue court proceedings in accordance with Section 30 in this License Agreement.

29.	Governing law

This licence and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the laws of England.

30.	Jurisdiction

Each Party irrevocably agrees that the courts of the United Kingdom shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this License Agreement or its subject matter or formation.

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This License Agreement has been entered into on the date stated at the beginning of it.

SRS Space Limited		AST & Science, LLC

By:	/s/ Paul Sutton	By:	/s/ Abel Avellan
Name:	Paul Sutton		Abel Avellan, President & CEO
Title:	Director

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